Exhibit 99.1

CANNABIS MEDICAL SOLUTIONS ANNOUNCES OFFICIAL CORPORATE NAME CHANGE TO “MEDISWIPE INC.” AND ADDITIONAL CORPORATE EVENTS

LOS ANGELES, June 20, 2011 (GLOBE NEWSWIRE) -- Cannabis Medical Solutions Inc. (http://www.cannabismedsolutions.com/) (OTCBB: CMSI - News), a leading company specializing in merchant payment solutions and financial products for the medical marijuana and health care industries, today announced that the state of Delaware has approved the Company's official name change from Cannabis Medical Solutions Inc. to "MediSwipe Inc."The Company’s Board of Directors and majority shareholders previously authorized the Company to changeits’ mane and as a result of the Delaware approval, the Company will file with regulators both the name change and for the new ticker symbol to reflect the Company's new name MediSwipe Inc.   We will announce further press as the process of the symbol change and cusip move forward with regulator approval.

"I want to first make clear to our present and potential future shareholders that with the events of this name change and eventual cusip and ticker symbol change of our company,  there are no plans now, or anytime in the future for any reverse split or any event that will cause major dilution to our capitalization table or corporate structure.  Even with the recent announcements of the credit facilities of up to $10,000,000, we believe we have enough shares issued in treasury, in addition to shares that were issued back to the Company by the resignation of prior management to meet the sufficient capital needs of the Company.

"We believe that the Company name change reflects the importance we place on your investment in us, our commitment to attracting a larger group of investors who share our enthusiasm, and those who take a long-term view of the company's growth possibilities. We believe this move accurately reflects the current strategic and tactical focus of our financial service offerings, and aligns the growing brand awareness of our wholly-owned subsidiary 800 Commerce", further stated Friedman.

"From this day forward, we will not expect to be categorized simply as a cannabis company, but more as an electronic commerce and financial services company within the health sector while also serving the medicinal space as it becomes more defined. This action will now open our Company up to a broader audience,  and we will be able to announce agreements and  partnerships the Company was previously unable to participate in as a simple fact of the name and the limitations that it held within the banking industry," stated Erick Rodriguez, President for MediSwipe Inc.

The Company will additionally be releasing an 8K outlining these significant events after the close of markets today.

About MediSwipe Inc.

() offers a full spectrum of secure and reliable transaction processing solutions using traditional, Internet Point-of-Sale (POS), e-commerce and mobile (wireless) terminals in conjunction with Industry Alliance Partners, specializing in merchant payment solutions and financial products for the medical marijuana and health care industries .

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Cannabis Medical Solutions Inc. to be materially different from the statements made herein.

Contact:

Cannabis Medical Solutions Inc.
Investor Relations:
305-396-9097
info@cannabismedsolutions.com